CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors,

Bioplus Life Corp.

No 9 & 10, Jalan P4/8B

Bandar Teknologi Kajang

43500 Semenyih, Selangor D.E.

Malaysia

We consent to the inclusion in the Registration Statement on Form S-1 of Bioplus Life Corp of our report date August 17, 2018, relating to our audit of the consolidated balance sheets of Bioplus Life Corp as of December 31, 2017 and December 31, 2016 and the related consolidated statements of income, stockholders’ equity, and cash flows for the for the each of the two years in the period ended of December 31, 2017 and December 31, 2016.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ Total Asia Associates PLT

TOTAL ASIA ASSOCIATES PLT

PETALING JAYA, MALAYSIA

AUGUST 17, 2018